Exhibit 99-3

VASCO Data Security International, Inc.

Q1 2011 Vasco Data Security International Inc Earnings Conference Call\

Conference Call Transcript

EVENT DATE/TIME: APR 26, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS

T. Kendall Hunt

VASCO Data Security International, Inc. - Founder, Chairman & CEO

Jan Valcke

VASCO Data Security International, Inc. - President & COO

Cliff Bown

VASCO Data Security International, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Daniel Ives

FBR - Analyst

Brian Freed

Wunderlich - Analyst

Joe Maxa

Dougherty & Co. - Analyst

Scott Zeller

Needham & Co. - Analyst

Andrew Abrams

Avian Securities - Analyst

Fred Ziegel

Blue Water Capital Markets - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome, everyone, to the VASCO Data Security International, Inc. first-quarter 2011 earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions). I would now like to turn the conference over to T. Kendall Hunt, Founder, Chairman and CEO. Please go ahead, sir.

1

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call I need to brief all of you on forward-looking statements.

Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results of the first quarter of 2011. As always we’ll host a question-and-answer session after the conclusion of management’s prepared remarks. If possible I’d like to budget 1 hour total for this conference call. If you can limit your questions to one or two it would be appreciated.

The first quarter of 2011 was our second best quarter in VASCO’s history and the strongest first-quarter ever in terms of revenue.

Revenues for Q1 were $36.4 million, an increase of approximately 52% compared to first quarter of 2010. Q1 2011 was our 33rd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 62% of revenue and our operating income approximately 8.4% of revenue.

During the quarter we sold an additional 574 new accounts, including 126 new banks and 448 new enterprise security customers. This compares to the first quarter a year ago in which we sold 438 new accounts including 52 banks and 386 enterprise security customers. We now have approximately 10,000 customers including more than 1,700 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the first quarter of 2011 our cash increased by slightly less than 1% while our working capital balance decreased 6% from December 31, 2010. Our cash and working capital balances were impacted by our cash purchase of DigiNotar for EUR10 million.

Our strong balance sheet gives us the flexibility to take advantage of new opportunities as they arise to strengthen our product line or our market position.

We believe that 2011 will be a strong year. Our strong order intake and significant backlog of orders scheduled to ship and invoice in 2011 and beyond are important and concrete signs that our business is gaining momentum.

We entered 2011 with a backlog of approximately $56 million, substantially higher than our reported backlog at December 31, 2009 which was approximately $20 million. Our belief that we were back on track for a period of strong and sustainable growth is strengthened by the growing backlog for the remainder of 2011 including a strong order intake in Q1 of 2011 compared to Q1 of 2010.

Q1 was a remarkable quarter in many ways. In this quarter we saw strong growth in large orders and deliveries in the banking sector. It is clear we believe that the banks are back and they are back in force.

However, our enterprise and application security market’s performance was somewhat weaker than anticipated in Q1. The combination of a higher-than-expected growth in banking and a lower-than-expected result in enterprise resulted in a lower gross margin for the quarter. We do believe that our gross margin will start improving from the second quarter onwards.

As we reported in earlier conference calls, while others were cutting or freezing expenses during the economic downturn VASCO was investing in its people and its products. During 2010 we hired 48 net new staff and built and launched our DIGIPASS as a Service, or DPS, platform. We do not anticipate any significant hiring for our traditional business over the remainder of 2011, but we are hiring for DPS.

Our services product offering was also strengthened by the acquisitions of DigiNotar and Alfa & Ariss. During January 2011 we acquired DigiNotar BV of the Netherlands. This new VASCO entity is in the business of PKI, or public key infrastructure, providing identity verification and digital document signing mainly through a services or cloud model. It fits perfectly with VASCO’s DPS services model.

The Company has an established customer base in the Dutch e-government sector with customers such as the Dutch Tax Department, the Dutch Ministries of Justice, Social Affairs and Employment, the Dutch Chamber of Commerce and others. Other markets of DigiNotar include the legal and notary professions, banks, insurance companies and others.

With DigiNotar we strengthen our digital signature offering, the third of our three core activities;

•	User authentication,

•	Electronic signature, and again

•	Digital signature.

DigiNotar is selling the bulk of its technologies in a service model. DigiNotar and DPS will be part of VASCO’s service organization which will report to me directly.

Alfa & Ariss have strong ties with DigiNotar. DigiNotar’s authentication gateway server was developed in close operation with Alfa & Ariss. On April 1, 2011 we acquired all the stock of Alfa & Ariss in exchange for cash consideration of EUR1 million or $1.4 million using the exchange rate at the date of close. The acquisition was financed from our existing cash balances and is expected to have a slightly diluted impact on earnings in fiscal 2011.

Alfa & Ariss was founded in 1999 and is an authority in the field of developing open identity and access management solutions. OpenASelect is Alfa & Ariss’ high-profile authentication server platform. Companies implementing the OpenASelect platform don’t need to invest in know-how or infrastructure, allowing them to focus on their core business. Alfa & Ariss’ OpenASelect platform will be connected to VASCO’s DIGIPASS as a service platform.

Alfa & Ariss brings important know-how and engineering capabilities to VASCO. We believe that its abilities in the fields of linking applications in the cloud and authentication management tools are important for VASCO’s long-term strategy.

As I reported in the last conference call, Jan Valcke will be focused on the return of VASCO’s traditional DIGIPASS products business to its former strong growth. We expect that DPS and DigiNotar will leverage their growth by working with VASCO’s traditional sales force and their customers and prospects.

We believe that VASCO has never been stronger when it comes to our competitive offerings, both in this product field and with our new services strategy.

Finally, we are very optimistic about our recently announced partnership with Intel in which VASCO’s technology will be embedded in their next-generation Sandy Bridge chipset. DIGIPASS will be lying dormant and tens of millions of Intel chips integrated into the PCs and laptops of leading manufactures waiting to be activated by VASCO for a fee and to be used with Internet applications of all kinds. We expect this partnership to generate meaningful business in the future.

At this time I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Thank you, Ken. Ladies and gentlemen, in the first quarter of 2011 we saw an important growth in banking accompanied by a somewhat disappointing result in enterprise and application security. We expect that this business will improve going forward.

The first quarter of 2011 was very strong; in fact, the strongest first quarter in the Company’s history. This positive performance defied normal historic trends in which the first quarter is usually seasonally down when compared to the fourth quarter of the previous year. Contributing to the strong quarter were some very large banking orders that we began delivering during the fourth quarter of 2010 and also reported as backlog entering 2011.

Our business mix is an important contributor to VASCO’s success. In Q4 2010 our enterprise and application security business was very successful due to the effects of a so-called budget flush in that sector. We believe this is a further indication that the economic crisis is over in most countries. We also believe that the relatively weak first-quarter results for our enterprise and application security business was due to the increased spending of our enterprise customers at the end of 2010.

Nevertheless, now that the economy appears to be returning to normal, we expect that our enterprise and application security business will provide revenue growth for full year 2011 compared to 2010, an important element in maintaining our traditional gross margins. We already see the first indication of this return to normality in our order intake for enterprise security in the first quarter and the beginning of Q2.

We believe that VASCO is more and more perceived as a global market leader in authentication. We see that in the number of people that attend our webinars and events. We also see that in the volume of press coverage that appears globally about VASCO.

We are also becoming very strong in vertical markets outside the banking sector such as healthcare, education, eCommerce, gaming and others. In fact we have introduced a direct touch model to tackle some very important verticals. You can expect to hear more about this in the future.

VASCO has invested heavily in its enterprise security business over the last couple of years. This has resulted in a VASCO sales team that is trained, a high-quality reseller network and the right products to address our markets. To further drive business we announced an enhanced channel strategy for North America and EMEA during the first quarter of 2011.

Our traditional business is very healthy. We believe that it will provide opportunities for substantial growth in the years ahead. As a result it will provide a strong platform from which we can grow our service business in a planned and structured way.

In the product and technology fields we have made some very important steps in our evolution towards a software focused company. Ken has already mentioned our recent acquisitions. Both DigiNotar and Alfa & Ariss strengthen our services and digital synergy/PKI business. Alfa & Ariss also brings us the engineering capabilities to turn our IDENTIKEY server into a true multi-protocol platform which we believe will be very beneficial for our channel business. The acquisitions also bring us an important foothold in e-government, another key vertical for VASCO.

Demonstrating that the embedded strategy that we described a year ago is working, we announced in the first quarter that our DIGIPASS software will be embedded in Intel’s new Sandy Bridge chipset. By embedding millions of dormant DIGIPASS in a multitude of end-user platforms we believe we are establishing a foundation from which the market can use strong authentication when accessing online applications of all types. A growing number of cloud-based applications will need strong authentication which is proven, flexible, easy to use and cost effective. We believe that VASCO is well-positioned to be successful in that market, both with its traditional business and with DPS.

Our people are the most important assets. During the past economic and financial crisis VASCO continued to invest in new hires, particularly in sales and R&D staff. We are convinced that this strategy was the right one and will give VASCO an important advantage over its competition. Thank you.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thank you, Jan. At this time I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Thank you, Ken, and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2011 were $36.4 million, an increase of $12.4 million or 52% from the first quarter of 2010. The increase in revenue for the first quarter reflected a 71% increase from the banking market and a 2% decrease from the enterprise and application security market. Revenues from the recent acquisition of DigiNotar and the impact on revenues from the change in currency rates were not significant in the comparison of Q1 2011 to Q1 of 2010.

As you may know, DigiNotar provides services on its own platform to customers and earns revenue on a monthly basis as those services are rendered. As you may also know, DigiNotar’s approach is very similar and complementary with our own DIGIPASS as a Service product offering. As a result we expect that it will take time to build a subscriber base for DigiNotar and DIGIPASS as a Service to the point that they are generating significant recurring quarterly revenue.

The distribution of our revenue in the first quarter of 2011 between our two primary markets was approximately 83% from the banking market and 17% from the enterprise and application security market. In the first quarter of 2010 approximately 74% came from the banking and 26% came from the enterprise and application security.

The geographic distribution of our revenue in the first quarter of 2011 was approximately 73% from Europe, 6% from the United States, 6% from Asia and the remaining 15% from other countries. For the first quarter of 2010, 68% of the revenue was from Europe, 9% was from the US, 5% from Asia and 18% was from other countries.

Gross profit as a percentage of revenue or gross margin for the first quarter of 2011 was approximately 62% and compares to 70% for the first quarter of 2010. The decline in gross margin was primarily related to the substantial growth in revenues from the banking market which was driven in part by large orders at lower average prices and lower margins from several banks in several geographic regions. While we did have a significant amount of large orders, we also experienced growth on a broad basis as revenues from the banking market increased in all of our other geographic areas in the first quarter of 2011 compared to the first quarter of 2010.

The decline in margins also reflected a reduction in revenues in the enterprise and application security market and a reduction in our non-hardware revenues as a percent of total revenue. As mentioned earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market was 17% of our total revenue in Q1 2011 compared to 26% in Q1 2010. Non-hardware revenues were approximately 22% of total revenue in the first quarter of 2011 compared with 24% in the first quarter of 2010.

Operating expenses for the first quarter of 2011 were $19.6 million, an increase of $3.6 million or 23% from the first quarter of 2010. The increase in operating expenses primarily reflects the expenses associated with DigiNotar, both operational as well as the amortization of purchased intangibles, and increased expenses associated with the increased headcount resulting from our aggressive hiring program in 2010.

Of the total $3.6 million increase, approximately $1.6 million was related to the acquisition of DigiNotar and approximately $1.4 million was related to compensation. Average headcount for the first quarter of 2011 was 371 persons, an increase of 23% from the average headcount of 302 persons for the first quarter of 2010.

Changes in currency rates were not a major factor in the comparison of operating expenses in Q1 2011 versus Q1 2010.

Operating expenses increased $1.6 million or 20% in sales and marketing, $0.8 million or 24% in research and development, $0.7 million or 15% in general and administrative, and $0.6 million or 492% in amortization of purchased intangible assets when compared to the first quarter of 2010.

Operating income for the first quarter of 2011 was $3.1 million, an increase of $2.3 million or 324% from the first quarter of 2010.

Operating income as a percent of revenue or operating margin was 8% for the first quarter of 2011 compared to 3% for the first quarter of 2010.

The Company reported income tax expense of $972,000 for the first quarter of 2011 compared to $282,000 for the first quarter of 2010. The effective tax rate was 28% for the first quarter of 2011 and compares to 33% as reported for the first quarter of 2010. The effective rates for both periods reflect our estimate of the full-year tax rate at the end of each respective period. Under our current structure our effective tax rate will be very sensitive to the level of full-year pre-tax income. As pre-tax income increases we expect the effective rate to decline. As pre-tax income decreases the effective rate will increase.

Earnings before interest, taxes, depreciation and amortization, EBITDA or operating cash flow, if you will, was $4.5 million for the first quarter of 2011 and is 196% higher than the $1.5 million reported for the first quarter of 2010.

The make-up of our work force as of March 31, 2011 was 399 people worldwide with 202 in sales, marketing, customer support and operations, 131 in research and development, and 66 in general and administrative. The average headcount for the first quarter of 2011 was 371 persons which is 23% higher than the average headcount for the first quarter of 2010 of 302 persons.

Turning for a moment to the balance sheet, our net cash balance remained relatively constant while our working capital decreased from December 31, 2010.

During the first quarter of 2011 our cash balance increased by $0.5 million or less than 1% to $86 million from $85.5 million at December 31, 2010. The increase in cash reflected a strong cash flow from operations and the benefit of a stronger euro at March 31, 2011 compared to December 31, 2010 partially offset by the acquisition of DigiNotar for EUR10 million or approximately $13.2 million using the exchange rate at December 31 of 2010.

Our working capital decreased $6.1 million or 6% to $96.9 million at December 31, 2010 to $90.8 million at March 31, 2011. The reduction in working capital reflected the cash purchase of DigiNotar partially offset by the strong cash flow from operations.

We had no debt outstanding at either March 31, 2011 or December 31, 2010.

Thank you for your attention, I’d now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thank you, Cliff. I must say that I’m very pleased with our performance in Q1 2011. Revenue in Q1 was the strongest first quarter in the Company’s history and the second-highest of all quarters. We believe that our decision to continue investing in our business during the past two years is beginning to bear fruit. We also believe that our investment in many new products, the DIGIPASS as a Service platform and the acquisitions of DigiNotar and Alfa & Ariss will yield a positive return to our stockholders over the long run. Because of this investment strategy during difficult times we are a stronger company and more competitive than ever. Now is the time to focus on realizing a return on those investments.

Now for guidance.

We would now like to reaffirm our guidance for the full year 2011.

•	First, we maintain our previous guidance for revenue growth of 20% or more for full-year 2011 and over full-year 2010, and

•

Second, also consistent with prior guidance, we expect that full-year 2011 operating income, excluding expenses related to the amortization of acquisition-related intangible assets, will be in a range between 8% to 12% of revenue.

This concludes our presentations today and we’ll now open the call for questions. As I mentioned earlier, as a courtesy to others on the call I would appreciate it if you’d limit your questions to an initial question plus a follow-up. If you have additional questions please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Daniel Ives, FBR.

Daniel Ives - FBR - Analyst

Hey, guys. I’ve got a few questions. First, on gross margins, would you expect throughout the year that we get back to a normal gross margin profile?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes, we expect that that will be the trend.

Daniel Ives - FBR - Analyst

Okay, so 2Q call it a gradual step up and then by the end of the year back to normal gross margins?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes, well key to that, as we said in our prepared remarks, Daniel, is that we expect that the enterprise business will continue to grow. We see order intake, we see backlog — that will continue to grow; it will contribute the 20% to 30% higher margins compared to the high-volume banks. So that will be a trend that we expect.

Daniel Ives - FBR - Analyst

Okay. And then just look, I mean the last five years you’ve never declined — I know you only give annual guidance, but you’ve never declined in Q2 versus 1Q? So is there a reason that we should expect a sequential decline, anything different going on? I know you can’t talk about quarter guidance, but just directionally?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Directionally, no, we wouldn’t expect a decline.

Daniel Ives - FBR - Analyst

Thanks.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

You’re welcome.

Operator

Brian Freed, Wunderlich.

Brian Freed - Wunderlich - Analyst

Good morning. Real quick, when you look at the bookings, coming into the year I think you said they were $56 million. Can you talk a little bit about book to bill? You did mention a strong order intake in the quarter with the book to bill above 1.

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

We really don’t talk to that, Daniel (sic). What we did comment in the prepared remarks — I’m sorry, Brian. Ken pointed that out - what we did talk about in the prepared remarks was that our order intake was stronger in the first quarter of 2011 than it was in 2010. So the order flow was strong at the end of last year and continued strong into the first and second quarter to date.

Brian Freed - Wunderlich - Analyst

Okay. And then secondly, as you look at the competitive landscape, obviously RSA has some issues in terms of the hack. Have you seen any impact from that at a customer level in terms of increased interest or opportunity in VASCO solutions?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Well, I would say over the last couple of years we have definitely strengthened our position competitively in the marketplace and that includes against RSA. We have won a number of straight up new business wins and we’ve also accomplished a number of takeaways or displacements, which historically never took place. So just generally speaking for whatever reason good products, better name, we are doing better competitively in the marketplace including against RSA.

Brian Freed - Wunderlich - Analyst

Okay, thanks.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

You’re welcome.

Operator

Joe Maxa, Doherty & Co.

Joe Maxa - Dougherty & Co. - Analyst

Hi, guys. Just looking at the guidance, it seems pretty conservative given what you’re saying. I mean obviously strong backlog, strong order intake, some very positive metrics. Any thoughts on when you may address what the guidance is? I know historically you’ve normally looked at a Q2; is that the time you might take a look at that if there were an uptick let’s say?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Yes, I think so. Yes, historically we’ve always waited until the completion of the first and second-quarter results before adjusting guidance. And you could plan on us doing the same thing this year.

Joe Maxa - Dougherty & Co. - Analyst

Right, okay. And I wanted to - Cliff, the deferred revenue, can you tell us what makes that up?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

There are a couple of items, Joe. One is the fact that we’ve had a large number of customers that asked to be invoiced in advance. A lot of those came in at 12-31-10, and then the cash was actually received in the first quarter. The second part is with DigiNotar and those kinds of activities where we’re recording the revenue on a monthly basis, there was also an increase in deferred revenue associated with that.

Joe Maxa - Dougherty & Co. - Analyst

So the $4 million roughly, or $4 million plus sequential increase, was that primarily DigiNotar? Or are additional customers just billing early?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

I think it’s more on the side of the additional customers billing early.

Joe Maxa - Dougherty & Co. - Analyst

Great, thank you.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Thank you, Joe.

Operator

(Operator Instructions). Scott Zeller, Needham & Company.

Scott Zeller - Needham & Co. - Analyst

Hi, thanks. Regarding DigiNotar, could you tell us — I think I heard from the prepared remarks that the impact to reported revenues was negligible. But could you tell us about bookings for DigiNotar?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

We can’t comment on a specific number. And as we go forward it will be relevant, but you’ll see the increase, as we mentioned with Joe, through the deferred revenue. It was generally in line with their historical patterns and generally in line with our expectations. So when we talk about it within that context, you may recall on earlier calls that we mentioned that they did a little over EUR4 million in business for 2010.

Scott Zeller - Needham & Co. - Analyst

Correct, correct, okay. And also was there a 10% customer in the quarter that you could discuss?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

There was a 10% customer, but we can’t discuss it by name at this time. If that continues throughout the year and they are a 10% customer at the end of the year then we will identify the customer as required under the SEC guidelines. As you may know, Scott, our business is lumpy; in any given quarter the size of orders that ship within that quarter can create a 10% customer at that time. But as it averages out over the entire period they’re not a 10% customer for the full year.

Scott Zeller - Needham & Co. - Analyst

Can you tell us the size of the largest deal this quarter?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

We cannot, but we can say that in the aggregate that the customer was substantially above 10% in the first quarter.

Scott Zeller - Needham & Co. - Analyst

Okay, thank you very much.

Operator

Andrew Abrams, Avian Securities.

Andrew Abrams - Avian Securities - Analyst

Can you talk a little bit about first the linearity in the quarter? I know it’s difficult in your business to really have any linearity, but not in shipments but in orders, has it been relatively smooth as you’ve moved through the quarter and into second quarter? Or has there been — and this is in both your segments, banking and in the apps business?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

I would say historically that there has not been any particular pattern in terms of linearity in a quarter. Sometimes the quarter is front end loaded, again based upon the whims of the large banking customers. Sometimes it’s a little more back-end loaded, particularly in the fourth quarter of any year. But no, I’d say that it’s, as Cliff said, our business tends to be somewhat lumpy based upon larger rollouts by some of the larger banks.

Andrew Abrams - Avian Securities - Analyst

Also can you talk about the trend in the non-hardware business? Was the lower non-hardware business a function of higher hardware business overall or was it a change in that general pattern? And maybe we can talk about where you guys think that’s going to be going forward.

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Yes, I would tend to say, Andrew, that the lower percentage as a total was more a function of the very strong growth in the banking business. With 71% growth in this quarter versus the same quarter of last year it would have been difficult for the non-hardware component to keep up just as it was difficult for the enterprise security piece to keep up.

So that part of the business, generally we’re talking about software DIGIPASS units, software client devices, other types of services that we’re providing that are not hardware-related. That was still healthy for us, but as a percentage of the total it was lower given the strong growth in banking.

Andrew Abrams - Avian Securities - Analyst

Would you expect that trend to continue even with the DigiNotar now being included as a non-hardware service?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

I’d say, this is Ken, generally speaking it’s our expectation that we will do more DIGIPASS software products like DIGIPASS for mobile, DIGIPASS for Web. We also expected that our DPS cloud authentication and our DigiNotar PKI signature and verification, since it is a service, will be almost all gross margin. So we expect that the trend will be to higher gross margins based upon those expectations.

Andrew Abrams - Avian Securities - Analyst

Got it. Thanks very much.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Sure.

Operator

Fred Ziegel, Blue Water Capital Markets.

Fred Ziegel - Blue Water Capital Markets - Analyst

Good morning, everybody. Sort of a macro question — any thoughts on the early days of this new presidential initiative around identity and federated identities and, you read a lot about it and it certainly smells a lot like the old FFIEC that didn’t seem to go anyplace. Do you have any perspective early on of the opportunity there?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

Well, Jan can certainly speak to what’s going on around the world. And certainly in countries like Singapore and Belgium and other — Germany — they are much more serious about passing laws that deal with strong authentication. The United States, because it does have a different culture, and I think that’s one of probably not wanting to upset or bother the user, I don’t know how else to say it, so in many cases they adopt just enough or ‘okay’ security. As far as the US government stepping up as many of these other countries have, I just don’t know. There is an awful lot of activity around this subject. And if the United States is to keep pace with other countries around the world I think they do need to have some level of requirements for privacy and security.

Jan, why don’t you comment on trends around the world where the governments are passing laws with real teeth in requirements for security?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Yes. The regulators in most of the countries are very serious if it comes to verification of identity and digital signing, they see that for their citizens as a very big advantage. We’re very (inaudible) to be here in Europe and to be here in Belgium. Belgium is one of the most advanced countries when it comes to digital signing and using PKI to do verification of the identity. So the general trend worldwide is that governments are issuing laws to promote basically the usage of those technologies.

The second thing is as we are in Belgium and certainly with the acquisition of DigiNotar and here in Western Europe, we are very, very advanced as VASCO to know those technologies, to use them already and to promote them. So when the US will be ready to really — to take that serious I believe we will be one of the big players in that field.

Fred Ziegel - Blue Water Capital Markets - Analyst

In the international markets where there have been government mandates, have they mandated a federated infrastructure, one too many, or is it still one credential per application and you end up with a whole pocket full of credentials?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

No, it’s federated. Mainly it’s federated.

Fred Ziegel - Blue Water Capital Markets - Analyst

Federated?

Jan Valcke - VASCO Data Security International, Inc. - President & COO

Yes. And we have already several customers, banking customers that have federated applications together with their local governments.

Fred Ziegel - Blue Water Capital Markets - Analyst

Okay, thanks.

Operator

(Operator Instructions). Joe Maxa.

Joe Maxa - Dougherty & Co. - Analyst

Yes, hi, Cliff, I just wanted to take a stab at this effective tax rate. It’s a little bit higher here than last year’s rate at 28%. It looks like guidance would suggest that you should be somewhere at least in the same ballpark if that’s where you come in for the full year, suggesting the guidance — the tax rate should be a bit lower than this 28% that you’re expecting at this point. Is that fair?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Well, when you compare to last year, Joe, remember that we had some one-time items that were described as discrete items. So when you look at the effective tax rate for last year versus this year you should add those back and I think that would put us into the low 20% range last year.

The second issue for this year is a combination of the absolute level of profitability and then the geographic distribution of that profitability. As we’ve increased our expense base in various operations around the globe under our current tax structure they are reimbursed on a cost plus basis. So the pre-tax income in the higher tax jurisdictions increases, albeit at a predictable rate.

And the question is where is the income being generated? Is it in the United States where we’ve got the NOL and basically it comes in tax-free? Or whether or not it’s in Europe which is more or less taxed at the effective tax in Switzerland, which is much lower than the effective rate in the other European locations.

So what you see in the increase in the rate is our best estimate right now as to where those revenues are going to be realized and where the expenses are going to be incurred, because we’ve got quite a wide range of mix of items in terms of those rates in those countries.

Joe Maxa - Dougherty & Co. - Analyst

Okay. And then just to take a look at the OpEx, absolute OpEx line in Q1 is at a pretty good proxy, maybe just some slight growth as you add a few people to support DIGIPASS as a Service?

Cliff Bown - VASCO Data Security International, Inc. - EVP & CFO

Yes, I think it’s a reasonably good proxy. As we’ve talked about before, we have some seasonality in those expenses as well. So Q2 we ramp up a little bit in terms of some of our marketing activities, trade shows, summits and other marketing-related events. You get to Q3 we end up with a fairly heavy schedule in terms of vacations where a lot of our people, especially in Europe, are on holiday. And when they’re on holiday those expenses get charged to reserves that we’ve already established on the books and don’t show up in expense. But the short answer to your question is, yes, I think it’s a reasonable proxy.

Joe Maxa - Dougherty & Co. - Analyst

Great, thanks a lot.

Operator

There are no further questions at this time. You may proceed.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman & CEO

All right, ladies and gentlemen, thanks for joining us today and we appreciate it. And as always, we want to thank VASCO people around the world for their excellent and hard work and we look forward to growing together in the future. Thanks very much and have a nice day.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.